Exhibit 99.1

PennyMac Mortgage Investment Trust Reports

Fourth Quarter and Full-Year 2021 Results

WESTLAKE VILLAGE, Calif., February 3, 2022 – PennyMac Mortgage Investment Trust (NYSE: PMT) today reported a net loss attributable to common shareholders of $27.3 million, or $(0.28) per common share on a diluted basis for the fourth quarter of 2021, on net investment income of $49.5 million. PMT previously announced a cash dividend for the fourth quarter of 2021 of $0.47 per common share of beneficial interest, which was declared on December 7, 2021 and paid on January 31, 2022 to common shareholders of record as of December 31, 2021.

Fourth Quarter 2021 Highlights

Financial results:

•	Net loss attributable to common shareholders of $27.3 million, compared to a net loss of $43.9 million in the prior quarter
o

Interest rate sensitive strategies impacted by fair value declines resulting from the significant flattening of the yield curve, increased short-term prepayment speed expectations, and elevated hedge costs

o	Strong performance of government-sponsored enterprise (GSE) credit risk transfer (CRT) investments and non-Agency subordinate bonds
•	Repurchased 2.2 million PMT common shares at a cost of $39 million
•	Book value per common share decreased to $19.05 at December 31, 2021 from $19.79 at September 30, 2021[1]

Other investment highlights:

•	Investment activity driven by correspondent production volumes
o

Conventional correspondent loan production volumes of $17.2 billion in unpaid principal balance (UPB), down 40% from 3Q21 and 55% from 4Q20 as a result of significant levels of competition for conventional loans, including from the GSEs

—	Resulted in $239 million in new MSRs
o

Retained mortgage securities from two PMT securitizations of agency-eligible investor loans totaling $713 million in UPB; in aggregate, at December 31, 2021, the fair value of PMT’s investments in investor loans was approximately $87 million

[1]

As described in Note 2 of PMT’s Quarterly Report on form 10Q for the quarter ended September 30, 2021, a recent accounting change requires that beginning in 2022, the portion of PMT’s senior notes that are exchangeable for PMT common shares of beneficial interest originally allocated to additional paid-in capital will be reclassified to the carrying value of the exchangeable notes. Giving effect to this change on a pro forma basis, PMT’s book value as of December 31, 2021 would have been $18.60.

Full-Year 2021 Highlights

Financial Results:

•	Net income of $56.9 million, up from $52.4 million in 2020
•	Net income attributable to common shareholders of $26.0 million, down from $27.4 million in 2020; diluted earnings per common share of $0.26, down from $0.27 in 2020
•	Dividends of $1.88 per common share
•	Net investment income of $420.3 million, down from $469.4 million in 2020
•	Return on average common equity of 1.3%[1]

“PMT’s net loss in the fourth quarter was primarily driven by fair value changes in our Interest Rate Sensitive Strategies due to significant interest rate volatility and flattening of the yield curve,” said Chairman and CEO David Spector.  “Additionally, elevated competition in the conventional correspondent channel, including from the GSEs, put pressure on acquisition volumes and margins during the quarter.  As the market transitions to a higher rate environment, we believe the return volatility of our investments will stabilize and the competitive climate will improve as correspondent aggregators adjust capacity to the new market.  Until that takes place, we expect headwinds for the return potential of PMT’s strategies.  However, there are significant investment opportunities we are pursuing in the form of private-label securitization and the potential to resume new CRT investments and we are encouraged by our continued active discussions with the GSEs and FHFA on that front.”

Mr. Spector continued, “As a public company in our 13th year of operations with a very seasoned management team, we have been disciplined through numerous mortgage cycles and have a strong track record of performance throughout our history.  While we acknowledge the headwinds in this currently transitioning mortgage market, we are optimistic about PMT’s ability to execute on opportunities and deliver attractive risk-adjusted returns to shareholders over the long-term.”

[1] Return on average common equity is calculated based on net income attributable to common shareholders as a percentage of monthly average common equity during the year

The following table presents the contributions of PMT’s segments, consisting of Credit Sensitive Strategies, Interest Rate Sensitive Strategies, Correspondent Production, and Corporate:

	Quarter ended December 31, 2021
	Credit sensitive strategies	Interest rate sensitive strategies	Correspondent production	Corporate	Consolidated
	(in thousands)
Net investment income (loss):
Net gains (losses) on investments and financings:
CRT investments	$43,065	$—	$—	$—	$43,065
Loans held by variable interest entity net of asset-backed secured financing (investments in non-agency subordinate bonds)	6,276	—	—	—	6,276
Loans at fair value	(266)	—	—	—	(266)
Mortgage-backed securities	(798)	(13,100)	—	—	(13,898)
	48,277	(13,100)	—	—	35,177
Net (loss) gains on loans acquired for sale	(2)	—	(9,659)	—	(9,661)
Net loan servicing fees	—	12,188	—	—	12,188
Net interest (expense) income:
Interest income	1,071	22,693	30,766	1,150	55,680
Interest expense	12,250	42,586	18,902	—	73,738
	(11,179)	(19,893)	11,864	1,150	(18,058)
Other income	1,737	—	28,097	—	29,834
	38,833	(20,805)	30,302	1,150	49,480
Expenses:
Loan fulfillment and servicing fees payable to PennyMac Financial Services, Inc.	56	20,791	20,150	—	40,997
Management fees payable to PennyMac Financial Services, Inc.	—	—	—	8,919	8,919
Other	5,596	1,605	5,601	6,271	19,073
	$5,652	$22,396	$25,751	$15,190	$68,989
Pretax income (loss)	$33,181	$(43,201)	$4,551	$(14,040)	$(19,509)

Credit Sensitive Strategies Segment

The Credit Sensitive Strategies segment primarily includes results from CRT, investments in non-agency subordinated bonds from the private-label securitizations of PMT’s production, and also includes distressed loans.  Pretax income for the segment was $33.2 million on revenues of $38.8 million, compared to pretax income of $60.7 million on revenues of $63.1 million in the prior quarter.

Net gain on investments in the segment was $48.3 million, down from $75.8 million in the prior quarter and included $43.1 million in net gains on CRT investments, $6.3 million in net gains from investments in non-agency subordinate bonds, $0.8 million in net losses on mortgage-backed securities (MBS) and $0.3 million in net losses on loans at fair value.

Net gain on CRT investments for the quarter was $43.1 million, down from $73.9 million in the prior quarter, and included $1.6 million in valuation-related gains.  The prior quarter included $26.4 million in such gains which reflected the impact of credit spread tightening and elevated prepayment speeds.  Net gain on CRT investments also included $26.9 million in realized gains and carry, compared to $33.1 million of such gains in the prior quarter.  Recoveries net of realized losses during the quarter were $14.5 million, primarily related to L Street Securities 2017-PM1, as losses were reversed for loans that had been in forbearance and reperformed.

During the quarter, PMT retained mortgage securities from two of its own securitizations of agency-eligible investor loans with an aggregate UPB of $713 million. This resulted in approximately $42 million in fair value of new investments, net of associated asset-backed financing, and at the end of the year, the fair value of PMT’s investments in investor loans was approximately $87 million.

Net interest expense for the segment totaled $11.2 million, compared to $13.2 million in the prior quarter.  Interest income totaled $1.1 million, up from $0.6 million in the prior quarter.  Interest expense totaled $12.3 million, down from $13.9 million in the prior quarter due to decreased financing expenses as a result of smaller CRT balances due to prepayments.

Segment expenses were $5.7 million, up from $2.4 million in the prior quarter as a result of additional expenses incurred resulting from the agency-eligible investor loan securitizations completed.

Interest Rate Sensitive Strategies Segment

The Interest Rate Sensitive Strategies segment includes results from investments in MSRs, Agency MBS, non-Agency senior MBS and interest rate hedges. Pretax loss for the segment was $43.2 million on investment losses of $20.8 million, compared to a pretax loss of $116.8 million on net investment losses of $95.0 million in the prior quarter. The segment includes investments that typically have offsetting fair value exposures to changes in interest rates. For example, in a period with increasing interest rates, MSRs typically increase in fair value whereas Agency MBS typically decrease in fair value.

The results in the Interest Rate Sensitive Strategies segment consist of net gains and losses on investments, net interest income and net loan servicing fees, as well as associated expenses.

Net loss on investments for the segment was $13.1 million and consisted of losses on MBS.

Net loan servicing fees were $12.2 million, compared to a net loss of $53.3 million in the prior quarter.  Net loan servicing fees included servicing fees of $148.1 million, up from the prior quarter primarily driven by seasonal collection trends, and $14.0 million in other fees, reduced by $87.7 million in realization of MSR cash flows, which was up 8 percent from the prior quarter.  Net loan servicing fees also included $84.0 million in fair value declines of MSRs, $9.1 million in related gains in hedging results, and $12.7 million of MSR recapture income.  PMT’s hedging activities are intended to manage the Company’s net exposure across all interest rate sensitive strategies, which include MSRs and MBS.

The following schedule details net loan servicing fees:

	Quarter ended
	December 31, 2021	September 30, 2021	December 31, 2020
	(in thousands)
From non-affiliates:
Contractually specified(1)	$148,135	$137,804	$111,741
Other fees	13,994	13,960	18,719
Effect of MSRs:
Carried at fair value—change in fair value
Realization of cashflows	(87,734)	(81,398)	(56,258)
Due to changes in valuation inputs used in valuation model	(83,995)	(62,843)	(18,157)
	(171,729)	(144,241)	(74,415)
Gains (losses) on hedging derivatives	9,087	(73,841)	(115,755)
	(162,642)	(218,082)	(190,170)
	(513)	(66,318)	(59,710)
From PFSI—MSR recapture income	12,701	12,975	11,067
Net loan servicing fees	$12,188	$(53,343)	$(48,643)

(1) Includes contractually specified servicing fees, net of guarantee fees.

MSR fair value declined by $84.0 million in the quarter, and consisted of $49.4 million in fair value decreases due to changes in interest rates, primarily due to a significant flattening of the yield curve, and $34.6 million in other valuation losses, primarily due to increases to short-term prepayment projections. Additional fair value losses in the segment resulted from elevated hedge costs. PMT also benefited from recapture income from PFSI for elevated prepayment activity during the quarter.  PMT generally benefits from recapture income when the prepayment of a loan underlying PMT’s MSR results from refinancing by PFSI.

Net interest expense for the segment was $19.9 million, versus net interest expense of $23.2 million in the prior quarter. Interest income totaled $22.7 million, up from $18.3 million in the prior quarter and interest expense totaled $42.6 million, up from $41.5 million in the prior quarter. The additional interest income and interest expense were primarily due to the growth in investor loan securitizations consolidated on the balance sheet.

Segment expenses were $22.4 million, up slightly from $21.8 million in the prior quarter.

Correspondent Production Segment

PMT acquires newly originated loans from correspondent sellers and typically sells or securitizes the loans, resulting in current-period income and additions to its investments in MSRs related to a portion of its production.  PMT’s Correspondent Production segment generated pretax income of $4.6 million, down from $27.8 million in the prior quarter due to lower volumes and margins.

Through its correspondent production activities, PMT acquired $32.8 billion in UPB of loans, down 25 percent from the prior quarter and down 42 percent from the fourth quarter of 2020.  Of total correspondent acquisitions, conventional conforming acquisitions totaled $17.2 billion, and government-insured or guaranteed acquisitions totaled $15.7 billion, down from $28.6 billion and up from $15.4 billion, respectively, in the prior quarter. Interest rate lock commitments on conventional loans totaled $14.7 billion, down from $29.4 billion in the prior quarter, due to elevated levels of competition for conventional loans, including from the GSEs.

Segment revenues were $30.3 million, a 62 percent decrease from the prior quarter and included net losses on loans acquired for sale of $9.7 million, other income of $28.1 million, which primarily consists of volume-based origination fees, and net interest income of $11.9 million.  Net gain on loans acquired for sale in the quarter decreased by $25.9 million from the prior quarter as a result of lower volumes and margins. Interest income was $30.8 million, down from $39.0 million in the prior quarter, and interest expense was $18.9 million, down from $20.2 million in the prior quarter.

Segment expenses were $25.8 million, down from $51.6 million in the prior quarter driven by decreases in acquisition volumes and the weighted average fulfillment fee rate. The weighted average fulfillment fee rate in the fourth quarter was 12 basis points, down from 15 basis points in the prior quarter reflecting discretionary reductions by PMT’s manager, PFSI, to facilitate successful loan acquisitions for PMT.

Corporate Segment

The Corporate segment includes interest income from cash and short-term investments, management fees, and corporate expenses.

Segment revenues were $1.2 million, up from $0.4 million in the prior quarter. Management fees were $8.9 million, up from $8.5 million in the prior quarter. Other segment expenses were $6.3 million, up from $4.2 million in the prior quarter.

Taxes

PMT recorded a tax benefit of $2.6 million driven by fair value declines in MSRs held in PMT’s taxable subsidiary.

***

Management’s slide presentation will be available in the Investor Relations section of the Company’s website at www.pennymac-REIT.com beginning after the market closes on Thursday, February 3, 2022.

About PennyMac Mortgage Investment Trust

PennyMac Mortgage Investment Trust is a mortgage real estate investment trust (REIT) that invests primarily in residential mortgage loans and mortgage-related assets.  PMT is externally managed by PNMAC Capital Management, LLC, a wholly-owned subsidiary of PennyMac Financial Services, Inc. (NYSE: PFSI).  Additional information about PennyMac Mortgage Investment Trust is available at www.PennyMac-REIT.com

Media	Investors
Kristyn Clark	Kevin Chamberlain
kristyn.clark@pennymac.com	Isaac Garden
(805) 395-9943	investorrelations@pennymac.com
(818) 224-7028

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections and assumptions with respect to, among other things, the Company’s financial results, future operations, business plans and investment strategies, as well as industry and market conditions, all of which are subject to change. Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein. Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to: our exposure to risks of loss and disruptions in operations resulting from adverse weather conditions, man-made or natural disasters, climate change and pandemics such as COVID-19; the impact to our CRT agreements of increased borrower requests for forbearance under the CARES Act; changes in interest rates; changes in the Company’s investment objectives or investment or operational strategies, including any new lines of business or new products and services that may subject it to additional risks; volatility in the Company’s industry, the debt or equity markets, the general economy or the real estate finance and real estate markets; events or circumstances which undermine confidence in the financial and housing markets or otherwise have a broad impact on financial and housing markets, such as the sudden instability or collapse of large depository institutions or other significant corporations, terrorist attacks, natural or manmade disasters, or threatened or actual armed conflicts; changes in general business, economic, market, employment and domestic and international political conditions, or in consumer confidence and spending habits from those expected; declines in real estate or significant changes in U.S. housing prices or activity in the U.S. housing market; the availability of, and level of competition for, attractive risk-adjusted investment opportunities in mortgage loans and mortgage-related assets that satisfy the Company’s investment objectives; the inherent difficulty in winning bids to acquire mortgage loans, and the Company’s success in doing so; the concentration of credit risks to which the Company is exposed; the degree and nature of the Company’s competition; the Company’s dependence on its manager and servicer, potential conflicts of interest with such entities and their affiliates, and the performance of such entities; changes in personnel and lack of availability of qualified personnel at its manager, servicer or their affiliates; the availability, terms and deployment of short-term and long-term capital; the adequacy of the Company’s cash reserves and working capital; the Company’s ability to maintain the desired relationship between its financing and the interest rates and maturities of its assets; the timing and amount of cash flows, if any, from the Company’s investments; our substantial amount of indebtedness; the performance, financial condition and liquidity of borrowers; the ability of the Company’s servicer, which also provides the Company with fulfillment services, to approve and monitor correspondent sellers and underwrite loans to investor standards; incomplete or inaccurate information or documentation provided by customers or counterparties, or adverse changes in the financial condition of the Company’s customers and counterparties; the Company’s indemnification and repurchase obligations in connection with mortgage loans it purchases and later sells or securitizes; the quality and enforceability of the collateral documentation evidencing the Company’s ownership and rights in the assets in which it invests; increased rates of delinquency, default and/or decreased recovery rates on the Company’s investments; the performance of mortgage loans underlying mortgage backed securities in which the Company retains credit risk; the Company’s ability to foreclose on its investments in a timely manner or at all; increased prepayments of the mortgages and other loans underlying the Company’s mortgage-backed securities or relating to the Company’s mortgage servicing rights and other investments; the degree to which the Company’s hedging strategies may or may not protect it from interest rate volatility; the effect of the accuracy of or changes in the estimates the Company makes about uncertainties, contingencies and asset and liability valuations when measuring and reporting upon the Company’s financial condition and results of operations; the Company’s ability to maintain appropriate internal control over financial reporting; technologies for loans and the Company’s ability to mitigate security risks and cyber intrusions; the Company’s ability to obtain and/or maintain licenses and other approvals in those jurisdictions where required to conduct its business; the Company’s ability to detect misconduct and fraud; the Company’s ability to comply with various federal, state and local laws and regulations that govern its business; developments in the secondary markets for the Company’s mortgage loan products; legislative and regulatory changes that impact the mortgage loan industry or housing market; changes in regulations or the occurrence of other events that impact the business, operations or prospects of government agencies such as the Government National Mortgage Association, the Federal Housing Administration or the Veterans Administration, the U.S. Department of Agriculture, or government-sponsored entities such as the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation, or such changes that increase the cost of doing business with such entities; legislative and regulatory changes that impact the business, operations or governance of mortgage lenders and/or publicly-traded companies; the Consumer Financial Protection Bureau and its issued and future rules and the enforcement thereof; changes in government support of homeownership; changes in government or government-sponsored home affordability programs; limitations imposed on the Company’s business and its ability to satisfy complex rules for it to qualify as a REIT for U.S. federal income tax purposes and qualify for an exclusion from the Investment Company Act of 1940 and the ability of certain of the Company’s subsidiaries to qualify as REITs or as taxable REIT subsidiaries for U.S. federal income tax purposes, as applicable, and the Company’s ability and the ability of its subsidiaries to operate effectively within the limitations imposed by these rules; changes in governmental regulations, accounting treatment, tax rates and similar matters; the Company’s ability to make distributions to its shareholders in the future; the Company’s failure to deal appropriately with issues that may give rise to reputational risk; and the Company’s organizational structure and certain requirements in its charter documents. You should not place undue reliance on any forward-looking statement and should consider all of the uncertainties and risks described above, as well as those more fully discussed in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, and the statements made in this press release are current as of the date of this release only.

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	December 31, 2021	September 30, 2021	December 31, 2020
	(in thousands except share amounts)
ASSETS
Cash	$58,983	$131,741	$57,704
Short-term investments at fair value	167,999	116,130	127,295
Mortgage-backed securities at fair value	2,666,768	2,471,033	2,213,922
Loans acquired for sale at fair value	4,171,025	4,979,256	3,551,890
Loans at fair value	1,568,726	895,880	151,734
Excess servicing spread received from PennyMac Financial Services, Inc. at fair value	—	—	131,750
Derivative assets	34,238	97,688	164,318
Deposits securing credit risk transfer arrangements	1,704,911	1,962,800	2,799,263
Mortgage servicing rights at fair value	2,892,855	2,825,501	1,755,236
Servicing advances	204,951	115,961	121,820
Real estate acquired in settlement of loans	14,382	10,473	28,709
Due from PennyMac Financial Services, Inc.	15,953	19,162	8,152
Other	271,917	242,975	380,218
Total assets	$13,772,708	$13,868,600	$11,492,011
LIABILITIES
Assets sold under agreements to repurchase	$6,671,890	$7,025,147	$6,309,418
Mortgage loan participation and sale agreements	49,988	45,044	16,851
Notes payable secured by credit risk transfer and mortgage servicing assets	2,471,961	2,633,228	1,924,999
Exchangeable senior notes	502,459	499,612	196,796
Asset-backed financing at fair value	1,469,999	843,163	134,726
Interest-only security payable at fair value	10,593	12,000	10,757
Assets sold to PennyMac Financial Services, Inc. under agreement to repurchase	—	—	80,862
Derivative and credit risk transfer strip liabilities at fair value	42,206	68,185	263,473
Accounts payable and accrued liabilities	96,156	160,112	124,809
Due to PennyMac Financial Services, Inc.	40,091	49,993	87,005
Income taxes payable	9,598	11,880	23,563
Liability for losses under representations and warranties	40,249	40,909	21,893
Total liabilities	11,405,190	11,389,273	9,195,152
SHAREHOLDERS' EQUITY
Preferred shares of beneficial interest	541,482	541,482	299,707
Common shares of beneficial interest—authorized, 500,000,000 common shares of $0.01 par value; issued and outstanding 94,897,255, 97,006,694 and 97,862,625 common shares, respectively	949	970	979
Additional paid-in capital	2,081,757	2,120,457	2,096,907
Accumulated deficit	(256,670)	(183,582)	(100,734)
Total shareholders' equity	2,367,518	2,479,327	2,296,859
Total liabilities and shareholders' equity	$13,772,708	$13,868,600	$11,492,011

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	For the Quarterly Periods Ended
	December 31, 2021	September 30, 2021	December 31, 2020
	(in thousands, except per share amounts)
Investment Income
Net gains on investments and financings	$35,177	$57,306	$135,715
Net (losses) gains on loans acquired for sale	(9,661)	16,196	70,511
Loan origination fees	27,867	44,189	59,589
Net loan servicing fees:
From nonaffiliates
Servicing fees	162,129	151,764	130,460
Change in fair value of mortgage servicing rights	(171,729)	(144,241)	(74,415)
Hedging results	9,087	(73,841)	(115,755)
	(513)	(66,318)	(59,710)
From PennyMac Financial Services, Inc.	12,701	12,975	11,067
	12,188	(53,343)	(48,643)
Interest income	55,680	58,284	48,577
Interest expense	73,738	75,489	69,637
Net interest expense	(18,058)	(17,205)	(21,060)
Other	1,967	711	422
Net investment income	49,480	47,854	196,534
Expenses
Earned by PennyMac Financial Services, Inc.:
Loan fulfillment fees	20,150	43,922	72,606
Loan servicing fees	20,847	20,703	18,375
Management fees	8,919	8,520	8,687
Loan origination	4,904	6,594	10,486
Loan collection and liquidation	1,321	2,126	7,667
Professional services	6,078	949	1,863
Safekeeping	2,248	2,306	2,452
Compensation	870	(383)	1,132
Other	3,652	3,773	(629)
Total expenses	68,989	88,510	122,639
(Loss) income before benefit from income taxes	(19,509)	(40,656)	73,895
Benefit from income taxes	(2,622)	(4,701)	(8,984)
Net (loss) income	(16,887)	(35,955)	82,879
Dividends on preferred shares	10,454	7,969	6,235
Net (loss) income attributable to common shareholders	$(27,341)	$(43,924)	$76,644
(Loss) earnings per share
Basic	$(0.28)	$(0.45)	$0.78
Diluted	$(0.28)	$(0.45)	$0.78
Weighted average shares outstanding
Basic	96,306	97,927	98,498
Diluted	96,306	98,034	98,686

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Year ended December 31,
	2021	2020	2019
	(in thousands, except per share amounts)
Net investment income
Net gains (losses) on investments and financings	$304,079	$(170,885)	$263,318
Net gain on loans acquired for sale	87,273	379,922	170,164
Net loan servicing fees:
From nonaffiliates
Servicing fees	595,346	462,517	319,489
Change in fair value of mortgage servicing rights	(337,186)	(938,937)	(464,353)
Hedging results	(345,041)	601,743	80,622
	(86,881)	125,323	(64,242)
From PennyMac Financial Services, Inc.	50,859	28,373	5,324
	(36,022)	153,696	(58,918)
Loan origination fees	170,672	147,272	87,997
Interest income	195,239	222,135	317,885
Interest expense	304,737	270,770	297,446
Net interest (expense) income	(109,498)	(48,635)	20,439
Other	3,793	7,981	5,815
Net investment income	$420,297	$469,351	$488,815
Expenses
Earned by PennyMac Financial Services, Inc.:
Loan fulfillment fees	178,927	222,200	160,610
Loan servicing fees	80,658	67,181	48,797
Management fees	37,801	34,538	36,492
Loan origination	28,792	26,437	15,105
Loan collection and liquidation	11,279	10,363	4,600
Professional services	11,148	6,405	5,556
Safekeeping	9,087	7,090	5,097
Compensation	4,000	3,890	6,897
Other	13,944	11,517	15,020
Total expenses	375,636	389,621	298,174
Income before (benefit from) provision for income taxes	44,661	79,730	190,641
(Benefit from) provision for income taxes	(12,193)	27,357	(35,716)
Net income	56,854	52,373	226,357
Dividends on preferred shares	30,891	24,938	24,938
Net income attributable to common shareholders	$25,963	$27,435	$201,419
Earnings per common share
Basic	$0.26	$0.27	$2.54
Diluted	$0.26	$0.27	$2.42
Weighted average common shares outstanding
Basic	97,402	99,373	78,990
Diluted	97,519	99,373	87,711